Exhibit 10.45

CITIZENS BANK OF MASSACHUSETTS
LOAN AND SECURITY AGREEMENT
WITH
TECHNIPOWER LLC
May 3, 2006

PREAMBLE. This Loan and Security Agreement is made as of the date set forth above between TECHNIPOWER LLC, a Delaware limited liability company with a mailing address of 14 Commerce Drive, Danbury, CT 06810 (“Borrower”) and CITIZENS BANK OF MASSACHUSETTS, a Massachusetts bank having an address of 28 State Street, Boston, Massachusetts 02109 (“Bank”). Borrower has requested that Bank make available to it a revolving line of credit for Borrower’s general working capital uses and Bank has agreed to make such credit facilities available, but only on the terms and conditions set forth herein.

1. GRANT OF SECURITY INTEREST. Borrower, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants to Bank a continuing security interest in the Collateral owned by it or in which it may now or hereafter have any right, title or interest and in all of the products and proceeds thereof. The security interest granted to Bank by Borrower hereby is to secure payment and performance of all Obligations.

2. LOANS AND CREDITS. Subject to the terms and conditions set forth herein, Borrower has requested that Bank make available to it a revolving line of credit (the “Line of Credit”) in the maximum amount of up to One Million, Five Hundred Thousand and 00/100 ($1,500,000.00) Dollars for its general working capital purposes. Loans and other advances of credit under the Line of Credit are hereinafter referred to as “Revolving Loans” or alternatively as the “Loans”. Bank has agreed to provide Borrower with the Loans on the terms and conditions set forth herein, including but not limited to, the conditions precedent set forth in Section 4 hereof; provided that Bank shall not be obligated to make any Revolving Loans or Letters of Credit at any time that there is a default or Event of Default hereunder or under any of the other Loan Documents.

(a) THE LINE OF CREDIT. Subject to all of the terms and conditions set forth in this Agreement, Bank hereby establishes the Line of Credit in Borrower’s favor pursuant to which Bank shall, in its sole discretion, on Borrower’s request from time to time made after the date hereof until June 1, 2007 (the “Expiration Date”) for repayment by Bank, make Revolving Loans to Borrower in an aggregate amount up to the lesser of (i) the Borrowing Base, or (ii) the Credit Limit. The Line of Credit shall be evidenced by the Revolving Note. All Revolving Loans, including, without limitation, any and all principal, accrued interest,. late charges and other costs and expenses incurred in connection with the administration and collection of the Loan, shall be due and payable on the Expiration Date. Bank shall have no obligation to make any Loan available to Borrower after the occurrence of a Default or an Event of Default hereunder (unless the same has been waived or cured to the satisfaction of Bank). Borrower acknowledges that all Revolving Loans are secured by the Collateral and constitute Obligations, whether or not evidenced by promissory notes and, by reference to this Agreement, the face amount of any promissory note evidencing a Revolving Loan shall be deemed to have been automatically amended to conform with any changes to the Credit Limit. Payments (and prepayments) of principal in full or in part may be made at any time and from time to time without premium or penalty, and shall be made on the Revolving Loans from time to time in accordance with the provisions of this Agreement. Payments of interest calculated on the outstanding balance of the Revolving Loans, shall be due and payable at the rate set forth herein, commencing one month following the date of advance of the first Revolving Loan to Borrower and on the like day of each month thereafter. Borrower shall pay to Bank an amount equal to three percent (3.0%) of the amount of any payment not made within ten (10) days when due hereunder. All Revolving Loans shall bear interest, calculated on the basis of actual days elapsed and a 360-day year and payable monthly in arrears on the first business day of each month, at a fluctuating per annum rate of interest equal to the Prime Rate. The effective interest rate applicable to Borrower’s Loans shall change on the date of each change in the Prime Rate.

(b) PAYMENTS. Any payments on the Note, whether such payment is of a regular installment or represents a prepayment (if permitted hereunder), shall be made in coin and currency of the United States of America which is legal tender for the payment of public and private debts, in immediately available funds, to Lender at the address set forth in this Agreement or at such other address as Lender may from time to time designate in writing.

(c) PREPAYMENT. Borrower shall have the right to prepay the Revolving Loan in whole or in part at any time.

(d) ORIGINATION FEE. None.

(e) PLACE OF PAYMENT. Principal and interest on all Loans shall be payable at Bank’s office in Boston in lawful money of the United States of America without set-off, deduction or counterclaim. Borrower authorizes Bank to charge its deposit account(s) or its loan account with Bank for all payments hereunder.

3. CERTAIN DEFINITIONS. Capitalized terms used herein shall have the meanings set forth below or elsewhere in this Agreement, or if not defined herein, shall have the meanings ascribed to them in the Revolving Note or the other Loan Documents, and if not defined therein, shall have the meanings ascribed in the Uniform Commercial Code, except that accounting and financial terms not otherwise defined herein shall have the meanings ascribed to them in accordance with GAAP.

“Accounts Receivable” means all Borrower’s accounts, accounts receivable, rental and lease payments receivable, contract rights, notes, bills, drafts, acceptances, instruments, documents, chattel paper and all other debts, obligations and liabilities in whatever form owing to Borrower from any Person (as defined below) for goods sold by it or for services rendered by it, or however otherwise established or created, all guaranties and security therefor, all right, title and interest of Borrower in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of an unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to Borrower.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowing Base” means the sum of the following: (i) Eighty (80.0%) percent of the . unpaid face amount of Qualified Accounts (as defined below) or such other percentage thereof as may from time to time be fixed by Bank upon notice to Borrower, if Bank determines in its reasonable judgment that there has been a change in circumstances relating to any or all Accounts from those circumstances in existence on or prior to the date hereof, PLUS (ii) the lesser of (1) Forty (40.0%) percent of the cost or market value, whichever is lower, of all Eligible Inventory (as defined below) consisting of work-in-process, or (2) $500,000.00, PLUS (iii) the lesser of (1) Fifty (50.0%) percent of the cost or market value, whichever is lower, of all Eligible Inventory (as defined below) consisting of finished goods, or (2) $50,000.00, MINUS (iv) the Inventory Reserve, MINUS (v) one hundred (100.0%) percent of the aggregate amount then undrawn on all Letters of Credit and acceptances issued pursuant to this Agreement for the account of Borrower; but in no event shall the sum of all loans plus the sum of the aggregate amount undrawn on all Letters of Credit and acceptances be in excess of the Credit Limit.

“Cash Flow” means, for any period, (i) Borrower’s combined EBITDA, minus (ii) the sum of Borrower’s combined cash taxes paid, unfinanced capital expenditures, dividends and distributions and loans to shareholders and members.

“Capital Expenditures” shall have the meaning ascribed to it in accordance with GAAP.

“Collateral” means all Accounts Receivable, inventory, Equipment and Related Collateral and all other property of Borrower, now owned or hereafter acquired, in which Bank is granted a Lien hereunder, or which is designated as Collateral or in which Bank is granted a Lien to secure any of the Obligations hereunder, or pursuant to an agreement supplemental hereto or otherwise (whether or not such agreement makes reference to this Agreement or obligations of Borrower hereunder).

“Debt Service Coverage” means, for any period, the ratio of Borrower’s Cash Flow to the sum of Borrower’s combined principal and interest payments on account of borrowed money for such period.

“Default” means the occurrence of any event or circumstance that with the passage of time or giving of notice or both would constitute an Event of Default, as defined herein.

“EBITDA” means, for any period, Borrower’s combined earnings before interest, taxes, depreciation and amortization for such period.

“Eligible Inventory’’ means Borrower’s raw materials, work-in-process and finished goods (but excluding: packaging materials and any work-in-process and finished goods inventory not built in connection with a firm customer order) which are initially and at all times until sold: new and unused (except, with Bank’s written approval, used equipment held for sale or lease), in first-class condition, merchantable and saleable through normal trade channels; at a location which has been identified in writing to Bank; subject to a perfected first priority security interest in favor of Bank; owned by Borrower free and clear of any lien except in favor of Bank; not obsolete; not scrap, waste, defective goods and the like; have been produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder; not stored with a bailee, warehouseman or similar party unless Bank has given its prior written consent thereto; not perishable or alive; and have not been designated by Bank, in accordance with its normal credit policies, as unacceptable for any reason by notice to Borrower.

“Equipment” means Borrower’s machinery, equipment, furnishings, fixtures and other goods (as defined in Article 9 of the Uniform Commercial Code) whether now owned or thereafter acquired by Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof, and including, also without limitation, all proceeds of fire or other insurance covering the aforesaid property;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Plan” means any employee plan subject to provisions of Title IV of ERISA maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code or the regulations thereunder.

“GAAP” means generally accepted accounting principles applied consistently in each instance.

“Indebtedness” means, with respect to any Person: (i) all indebtedness for borrowed money or for the deferred purchase price of property or services, and all obligations under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which such Person is directly or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (ii) all indebtedness for-borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with GAAP, be classified as liabilities of such Person.

“Inventory” means all inventory of whatever name, nature, kind or description, all goods held for sale or lease or to be furnished under contracts of service, finished goods, work in process, raw materials, materials used or consumed by Borrower, parts, supplies, all wrapping, packaging, advertising, labeling, and shipping materials, devices, names and marks, all contracts rights and documents relating to any of the foregoing, whether any of the foregoing be now existing or hereafter arising, wherever located, now owned or hereafter acquired by Borrower.

“Inventory Reserve” means a reserve for slow-moving Inventory which shall be in the initial amount of $1,100,000.00, or such other amount as Bank may determine from time to time in accordance with its customary credit procedures and policies.

“Legal Requirement” means any requirement imposed upon Bank by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board, Bank of England, or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

“Lien” means any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind whatsoever, or the interest of a vendor or lessor under a conditional sale, title retention or capital lease agreement.

“Loan Documents” means this Agreement, the Revolving Note and all other documents executed in connection with this Agreement.

“Obligations” means all loans, advances, debts, liabilities, obligations (including without limitation for reimbursement in connection with guaranties and letters of credit), agreements, undertakings, covenants and duties owing or to be performed or observed by Borrower to or in favor of Bank, of every kind and description (whether or not: evidenced by any note or other instrument; for the payment or money; arising out of this Agreement or any other agreement between Bank and Borrower, or any other instrument of Borrower in favor of Bank; arising out of or relating or similar to transactions described herein; or contemplated as of the date hereof), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation all interest, fees, charges, and amounts chargeable to Borrower under Section 14; “Obligations” includes any swap transaction or other interest rate protection transaction involving Bank and Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Distribution” means any distribution or payment by Borrower with respect to its equity capital or subordinated indebtedness which has been approved in advance by B. Permitted Distributions shall include up to $170,000.00 in fiscal 2006 and up to $60,000.00 in each fiscal year thereafter in aggregate dividends and distributions to Power Designs, Inc. and Integrated Power Systems for payment of state and federal income taxes, and provided Borrower is otherwise not in default of this Agreement and would not thereby be put in default of this Agreement, for payment of filing fees and other operating expenses.

“Permitted Indebtedness” means (i) Indebtedness of Borrower to Bank, (ii) Indebtedness subordinated in right of repayment to Indebtedness of Borrower to Bank on terms acceptable to Bank, (iii) trade Indebtedness, customer deposits and other unsecured liabilities, not including borrowed money, incurred in accordance with Borrower’s historical practices for goods and services provided to Borrower in the ordinary course of Borrower’s business, (iv) Indebtedness for tax payments in the ordinary course, and accrued payroll items and Indebtedness due to shareholders and members in amounts not in excess of amounts due to such Persons on the date of this Agreement, and (v) Indebtedness secured by Permitted Liens.

“Permitted Liens” means (i) landlord’s, carriers’, warehousemen’s, mechanics and other similar Liens arising by operation of law in the ordinary course of Borrower’s business and Liens arising by operation of law for taxes not yet due and payable; (ii) Liens arising out of pledges or deposits under workmen’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; and (iii) purchase money Liens (including without limitation in connection with capital leases) arising in the ordinary course of business (so long as the Indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto and such Lien extends to no other property and the amount of Indebtedness secured by such Liens does not exceed $10,000.00 at any time outstanding).

“Person” means any individual, partnership, firm, association, business enterprise, trust, estate, company, joint venture, governmental authority, corporation or other entity.

“Prime Rate” means the rate per annum from time to time announced by Bank in Boston . as its Prime Rate, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

“Qualified Account(s)” means an Account owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full: (i) the Account is not more than ninety (90) days from the date of the invoice thereof, (ii) the Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment, (iii) the Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower’s rights therein to be reached by attachment, levy, garnishment or other judicial process, and the Account is not subject to any bond or bonding claim, (iv) the Account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed. for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the Account arose, (v) the Account arose in the ordinary course of Borrower’s business and did not arise from the performance of services or a sale of goods to a supplier or employee of Borrower, (vi) no notice of bankruptcy or insolvency of the account debtor has been received by or is known to Borrower, (vii) the Account is not owed by an account debtor whose principal place of business is outside the United States of America, (viii) the Account is not owed by an entity which is a parent, brother/sister, subsidiary or affiliate of Borrower, (ix) the account debtor is not located in the State of New Jersey or in the State of Minnesota (or any other state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state), unless (1) Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation or the Minnesota Department of Revenue, as the case may be; or (2) Borrower is exempt from such filing requirement (x) the Account is not evidenced by a promissory note, (xi) the Account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis (unless pursuant to a written agreement pursuant to which payment -liability of the-account debtor is definitely established-to Bank’s satisfaction), (xii) the Account does not arise out of a progress billing prior to completion of the order therefor (unless pursuant to a written agreement pursuant to which payment liability of the account debtor is definitely established to Bank’s satisfaction), (xiii) the Account is not owing from the United States of America or any agency or department thereof unless Borrower has complied with the Assignment of government Claims Act with respect thereto, and (xiv) Bank, in accordance with its normal credit policies, has not deemed the Account to be unacceptable for any reason.

PROVIDED THAT if at any time Fifty (50.0%) percent or more of the aggregate amount of the Accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice, from and after such time none of the Accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as less than Fifty (50.0%) percent of the aggregate amount of the Accounts due from such account debtor are, as a result of actual payments thereon, unpaid in whole or in part more than ninety (90) days from the respective dates of invoice. Accounts payable by Borrower to an account debtor shall be netted against Accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) above); characterization of any Account due from an account debtor as a Qualified Account shall not be deemed a determination by Bank as to its actual value nor in any way obligate Bank to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Qualified Account; it is Borrower’s responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of Accounts are with Borrower; and all Accounts whether or not Qualified Accounts constitute Collateral:

“Related Collateral” means all Borrower’s general intangibles; trade names, marks and secrets; patents, trademarks, copyrights and other intellectual property; customer lists; goodwill; cash; deposit accounts; tax refunds, claims under insurance policies (whether or not proceeds of other Collateral); securities, securities entitlements, financial assets and investment property; rights of setoff; rights under judgments; tort claims and choses in action; computer programs and software; books and records, (including without limitation all electronically recorded data); contract rights; and all contracts and agreements to or of which it is a party or beneficiary, whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or belonging to Borrower.

“Reportable Event” means any reportable event as defined in ERISA.

“Revolving Note” means a certain Revolving Line of Credit Note of even date herewith in the original face amount of $1,500,000.00 executed in connection with the Revolving Loan.

“Senior Indebtedness” means all Indebtedness other than Subordinated Indebtedness.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal established by the Board and any other banking authority to which any bank is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages may include, without limitation, those imposed under such Regulation D. This Loan may be deemed to constitute a Eurocurrency Liability and as such may be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to Bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means all Indebtedness which has been subordinated to the Obligations on terms and conditions acceptable to Bank.

“Tangible Net Worth” means Borrower’s stockholders’ and members’ equity minus intangible assets and amounts due from related Persons.

“Tangible Capital Base” means, at any time Borrower’s combined Tangible Net Worth plus combined outstanding Subordinated Indebtedness at such time.

“Tax” means any tax, levy, impost, duty deduction, withholding or other charges of whatever nature as may be required by any Legal Requirement (i) to be paid by Bank and/or (ii) to be withheld or deducted from any payment otherwise as may be required hereby to be made by Borrower to Bank, provided that the term “Tax” shall not include any taxes imposed upon the net income of any lender by the United State of America or any political subdivision thereof.

4. CONDITIONS PRECEDENT TO THE LOANS. The financing arrangements described in this Agreement shall not be effective and Bank will have no obligation to make any Revolving Loan until satisfaction by Borrower and/or waiver in writing by Bank of the following conditions precedent:

(a) Borrower shall have executed and delivered this Agreement and all other Loan Documents to be executed in connection with this Agreement.

(b) Borrower shall have executed and delivered to Bank the Revolving Note.

(c) Borrower shall have provided Bank with evidence reasonably satisfactory to Bank of the proper authorization of the financing transactions and approval of the financing arrangements with Bank.

(d) Borrower shall have satisfied the requirements of this Agreement with respect to maintenance of appropriate insurance coverage.

(e) In connection with the initial advance hereunder, Borrower shall have provided Bank with an Officer’s Certificate in form acceptable to Bank confirming that all conditions precedent to the funding of the Loans have been satisfied and that all of the representations and warranties in this Agreement continue to be true, correct and complete, and Borrower shall have provided Bank with all of the Compliance Certificates required by Bank hereunder through the date of such request for a Revolving Loan.

(f) Subordinated Lender shall have entered into an Intercreditor Agreement with Bank on terms and conditions acceptable to Bank.

(g) Borrower shall have paid in full all existing secured indebtedness (other than Subordinated Indebtedness) and each existing secured lender shall have terminated, or authorized Bank or Borrower to terminate any applicable financing statements.

(h) Borrower shall have delivered the opinion of its counsel as to good standing of each entity comprising Borrower, authorization of the Loan Documents, and of the Persons executing Loan documents on behalf of Borrower and as to enforceability of the Loan Documents in accordance with their respective terms.

(i) Borrower shall have provided Bank with a signed landlord consent for each business location of Borrower in form and content acceptable to Bank.

5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and at the time of each Loan hereunder shall be deemed to represent and war ant) to Bank that, except for events, actions or occurrences after the date of this Agreement which are permitted under this Agreement:

(a) Borrower is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in every other state in which such qualification may be necessary by reason of the nature or location of Borrower’s assets or operations, except where the failure to so qualify would not materially adversely affect Borrower’s business or financial condition;

(b) Borrower’s exact legal name is Technipower LLC and it has not operated under any name or used any other trade name except as disclosed to Bank in writing by Borrower;

(c) The execution, delivery and performance hereof are within Borrower’s company powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing (except for financing statements to be filed in connection with this Agreement) with, any governmental authority, and do not contravene or constitute a default under any provision of applicable law or regulation or of the charter, by-laws or other constituent documents of Borrower or of any judgment, order, decree, injunction or material agreement, except as to which required waivers or consents have been received, or by which it or any of its properties may be bound, or result in creation or imposition of any Lien on any of its assets except in favor of Bank;

(d) This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or other similar law affecting creditors’ rights generally, or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(e) Borrower’s projections which have been provided to Bank have been prepared by Borrower based upon the historical operations of Borrower and upon financial and business assumptions which Borrower in good faith believes are reasonable and in accordance with sound accounting practices; since the date of the projections, there has occurred no material adverse change in the assumptions underlying the projections or otherwise which would make the projections inaccurate or misleading in any material manner;

(f) Borrower’s financial statements which have been delivered to Bank up to the date of this Agreement and all financial statements which shall be from time to time furnished to Bank have been prepared in accordance with GAAP applied on a basis consistent with that of prior financial periods and are true and correct and fairly present in all material respects its financial position on a basis as at the close of business on the date(s) thereof and the results of its operations during the period(s) covered thereby, except in the case of unaudited financial statements where certain information and footnote disclosures normally contained in financial statements prepared in accordance with GAAP have been omitted and where year-end adjustments may be necessary. Borrower has no liabilities, contingent or otherwise which are not disclosed in said statements or the notes thereto other than ordinary course liabilities not required to be disclosed herein, which could be expected to have a material adverse effect on Borrower, its business or its financial condition. Since the date of the most current financial statements provided to Bank, there has occurred no material adverse change in Borrower’s financial condition or business;

(g) Borrower owns, or at the closing shall own, all of the assets reflected in the financial statements provided to Bank and such assets together with any assets acquired since such date, including without limitation the Collateral, are subject to no Liens except Permitted Liens;

(h) Borrower’s charter documents have been duly filed and are in proper order. All capital stock and/or membership interests issued by it and outstanding has been duly issued and is fully paid and non-assessable. All its books and records are accurate and updated in all material respects;

(i) Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which they are subject; have paid all taxes shown or determined to be due thereon through the date of this Agreement; and Borrower shall make adequate provision for the payment of all taxes and preparation and filing of all tax returns in respect of subsequent periods;

(j) Borrower is (i) subject to no charter or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (ii) Borrower is in compliance with its charter documents, all material contracts by which it or any of its properties are, or may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules and regulations, the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of the Collateral;

(k) There is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against or affecting Borrower, or any of their assets before or by any court or other governmental authority which, if determined adversely to Borrower, would have a material adverse effect on its financial condition, business or prospects or the value, title or extent of any Collateral, considered as a whole;

(l) Borrower is in compliance with ERISA in all material respects; Borrower maintains no defined benefit plans which would give rise to any unfunded vested liability;

(m) Borrower’s principal executive office and the office where it keeps its records concerning the Collateral is 14 Commerce Drive, Danbury, CT, and all of its tangible Collateral is stored at that location;

(n) Borrower’s Inventory is (and has been since the date of this Agreement) valued at the lower of its cost or market value (i) for annual financial reporting purposes, on the basis of first in first out consistent with the basis applied for prior financial periods, and (ii) for purposes of interim financial reporting, on the basis of first in first out (adjusted to reflect the interim character of the information reported);

(o) Borrower represents and warrants that it has disclosed to Bank its current credit and refund policies, and that it does now and will continue to apply such policies consistently in the conduct of its business and agrees that it shall provide Bank with prior written notice of any change in such policy or its implementation; and

(p) After giving effect to the transactions contemplated hereby, the aggregate value of all assets and properties of Borrower, at a fair valuation, will be greater than the total amount of its liability on claims, and the aggregate present fair salable value of its assets will be greater than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature; Borrower has (and has no reason to believe they will not have) sufficient capital for the conduct of its businesses; Borrower does not intend to incur and does not believe it has incurred, debts beyond its ability to pay as they mature.

6. BORROWER'S REPORTS AND NOTICES. Borrower will deliver to Bank the financial statements, reports and other information set forth below.

(a) within thirty (30) days after the close of each of the first eleven fiscal months of each fiscal year of Borrower, Borrower will deliver to Bank a full and complete signed copy of a report or reports on a management-prepared basis and certified by Borrower’s Manager to fairly present Borrower’s combined financial condition at the end of such period and the results of its operations during such period, which shall include a combined balance sheet of Borrower as at the end of such month and combined statement of profit and loss of Borrower reflecting the results of its operations during such month, together with any supporting materials relating thereto;

(b) annually, as soon as available but in any event within ninety (90) days after the close of each fiscal year of Borrower, Borrower will deliver to Bank financial statements audited by a certified public accounting firm acceptable to Bank in its reasonable discretion on a consolidated and consolidating basis for Borrower and copies of the federal income tax returns with all schedules attached for Borrower together with a no material adverse change affidavit;

(c) annually, as soon as available but in any event within sixty (60) days after the close of each fiscal year of Borrower, Borrower will deliver to Bank management-prepared projections on a combined basis for Borrower for the following fiscal year including monthly pro forma balance sheets, monthly and cumulative statements of income and expense and projected statement of cash flow;

(d) within thirty (30) days after the close of each fiscal quarter of each fiscal year of Borrower, a Compliance Certificate in form acceptable to Bank;

(e) within thirty (30) days after the close of each fiscal month of Borrower, a Borrowing Base Certificate in form acceptable to Bank;

(f) promptly, such other information concerning Borrower, the Collateral, the operation of Borrower’s businesses or its financial condition and copies of such governmental filings and other documentation as Bank may from time to time request;

(g) immediately, notice of:

(i) any default under this Agreement or under any of the Loan Documents;

(ii) any change of its key officers, managers and employees, change of location of its principal offices, change of Borrower’s name or business structure, any sale or purchase out of the ordinary course of Borrower’s business and any other material change in the business or financial affairs of Borrower or any change in the legal status of Borrower;

(iii) the institution or commencement of any action, suit, proceeding or investigation against or affecting Borrower or any of its assets which, if determined adversely to Borrower, could have a material adverse effect on the financial condition, business or prospects of Borrower or the value, title or extent of the Collateral, considered as a whole;

(iv) any judgment, award, decree, order or determination relating thereto;

(v) the imposition or creation of any Lien, other than Permitted Liens against any asset of Borrower except in favor of Bank;

(vi) any Reportable Event, together with a statement of Borrower’s Manager as to the details thereof and a copy of any notice thereof to the PBGC;

(vii) any known release or threat of release of hazardous or toxic chemicals, materials or oil from any site owned or operated by Borrower or the incurrence of any expense or loss in connection therewith or upon Borrower’s obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the containment or removal of any hazardous or toxic chemical, material or oil for which expense or loss Borrower may be liable or potentially responsible;

(viii) any material loss or destruction of Collateral or other assets whether or not covered by insurance; and

(ix) any dispute with respect to or acceleration of Indebtedness.

(h) immediately after receipt or filing, a copy of (i) any notice Borrower may receive from the PBGC relating to the PBGC’s intention to terminate or appoint a trustee to administer any Plan and (ii) any report or notice relating to any Reportable Event which Borrower may file under ERISA with the PBGC, the Internal Revenue Service or the United States Department of Labor; and

(i) if requested by Bank, within five (5) days after the accrual in accordance with applicable law of Borrower’s obligation to make deposits for FICA and withholding taxes, evidence satisfactory to Bank that such deposits have been made as required.

7. BANK’S REPORTS. After the end of each month, Bank will render to Borrower a statement of Borrower’s an accounts with Bank hereunder showing all applicable credits and debits. Absent manifest error, each such statement shall be considered to be correct and to have been accepted by Borrower and shall be presumptively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within sixty (60) days from the date of any such statement.

8. BORROWER’S AFFIRMATIVE COVENANTS. Borrower will, and will cause each of its subsidiaries, if any) to:

(a) maintain property and liability insurance with responsible insurance companies (and with deductibles) reasonably satisfactory to Bank in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas as Borrower operates;

(b) maintain insurance naming Bank as loss payee with responsible insurance companies (and with deductibles) reasonably satisfactory to Bank covering Borrower’s Inventory, Equipment and other insurable Related Collateral, in such amounts as is usually carried by companies engaged in similar businesses and in any event not less than Bank may from time to time reasonably require, and deliver to Bank copies of such insurance policies (and all renewals thereof) together with lender’s loss payable endorsements naming Bank as secured party, executed by the insurer(s) such policies to provide that coverage may not be decreased or terminated without prior notice to Bank;

(c) maintain its existence in good standing, and its qualification to do business in good standing in every state in which such qualification may be necessary by reason of the nature or location of its assets or operations, and comply with its charter documents, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation ERISA and those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which Borrower shall contest in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect the financial condition, business or prospects of Borrower or the value, title or extent of the Collateral;

(d) continue to engage primarily in its present business of manufacturing of power-ready supply packs for use in the aerospace and defense industries, and maintain and preserve all of its properties necessary for the conduct thereof in good working order and condition, ordinary wear and tear excepted;

(e) maintain all licenses and permits necessary for the conduct of its business, and any governmental designations and security clearances necessary for its business and shall take all reasonable measures to maintain all material customer contracts and relationships;

(f) maintain current and accurate stock, cost and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, type and quantities of Inventory and the cost and selling prices, all of which records shall be continuously available to Bank for inspection;

(g) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, or upon this Agreement or any notes evidencing obligations, including without limitation taxes, assessments, charges or levies relating to real and personal property, the Collateral, franchises, income, unemployment, old age benefits, withholding, sales or use, prior to the date on which penalties attach thereto, and all lawful claims (whether or not relating to the foregoing), which if unpaid, might give rise to a Lien upon any property of Borrower, except any of the foregoing which is being contested in good faith and by appropriate proceedings and for which Borrower has established adequate reserves;

(h) immediately deliver to Bank, if so requested, all original copies of any lease or rental contracts or other instruments or chattel paper generated in Borrower’s business (if any);

(i) within 90 days of the date of this Agreement, open a disbursement account with Bank for check writing purposes and into which deposits of Loan proceeds may be made by Bank; and

(j) within 90 days of the date of this Agreement, Borrower will deliver to Bank reviewed financial statements indicating a net profit for the year ended 2005 of at least $250,000.00.

9. BORROWER’S NEGATIVE COVENANTS. Borrower will not, without the prior written consent of Bank at any time:

(a) Sell, assign, exchange or otherwise dispose of any of the Collateral (other than Collateral consisting of (i) scrap, waste, defective goods and the like; (ii) obsolete goods, including Inventory and Equipment; (iii) finished goods sold or leased in the ordinary course of business; and (iv) other personal property of Borrower, in good faith, arm’s length, transactions in the ordinary and usual course of Borrower’s business in accordance with Borrower’s past practices) or any interest therein to any other Person;

(b) Create, permit to be created or suffer to exist any Lien upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except for Permitted Liens;

(c) Pay any dividends on or make any distribution on account of any class of Borrower’s capital stock or equity interests in cash or in property (other than additional equity interests and Permitted Distributions); or redeem, purchase or otherwise acquire, directly or indirectly, any of such shares or equity interests, other than in connection with a Permitted Distribution;

(d) Enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from Persons who are not such a shareholder, officer or affiliate;

(e) Make any loans or advances to any Person other than advances for reimbursable business expenses in the ordinary course of business except as set forth herein;

(f) Assume, guaranty, endorse or otherwise become directly or indirectly liable in respect of (including without limitation, by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any Indebtedness (except guaranties by endorsement of instruments for deposit or collection in the ordinary course of business) of any Person, other than Bank;

(g) Use any loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or invest in or purchase any stock or securities of any Person, except readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof or time deposits with Bank, certificates of deposit issued by Bank and other investments made available to Borrower through Bank;

(h) Sell, transfer or otherwise dispose of any stock or other equity interests of, or a material portion of the assets of, any subsidiary of Borrower;

(i) Merge or consolidate with or into any corporation, or enter into any joint venture or partnership with any person, firm or corporation; convey, lease or transfer or otherwise dispose of any substantial part of its assets or business, other than sales and leases of property in the ordinary course of business (whether in one or more transactions); provided that Bank shall not unreasonably withhold its consent to the merger of Borrower into Solomon Technologies, Inc. on terms and conditions satisfactory to Bank which are disclosed to Bank prior to such merger, and further provided that such merger does not materially and adversely affect the financial accommodations contemplated by this Agreement;

(j) Incur any Indebtedness other than Permitted Indebtedness;

(k) Create or organize any subsidiary or affiliate corporation or other affiliated business entity to which Borrower’s business, property, resources, employees or directly related business opportunities are loaned, diverted or otherwise transferred; or

(l) Change its fiscal year or the method of presentation of its financial statements.

10. FINANCIAL COVENANTS. It shall be a condition of the Loans that Borrower maintain the following financial covenants throughout the term of the Loan:

(a) Debt Service Coverage Ratio for Borrower on a combined basis of no less than 1.25 to 1.0 to be tested quarterly on a trailing twelve months basis as of each fiscal quarter end.

(b) Borrower shall not permit the ratio of its Senior Indebtedness to its Tangible Capital Base to exceed 1.0 to 1.0 at any fiscal quarter end.

11. ADDITIONAL COVENANTS AS TO FURTHER SECURITY AND ASSURANCES.

(a) Borrower will notify Bank, at least thirty (30) days prior to any such event, of any change in Borrower’s exact legal name, any change in its place(s) of business or locations(s) of Inventory, Equipment or other Related Collateral as set forth in Section 5 or Borrower’s establishment of any new place of business or location of Inventory, Equipment or other Related Collateral or office where Borrower’s records concerning Accounts Receivable and other assets are kept.

(b) At Bank’s request, Borrower at its expense (i) will promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may request in order to correct any defect, error or omission which may at any time be discovered or in order to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank’s security interest, rights and remedies created or intended to be created hereunder and (ii) without limiting the generality of the above, will join with Bank in executing financing and continuation statements pursuant to the Uniform Commercial Code, fixed and floating charges or other notices appropriate under applicable Federal, state or applicable foreign law in form satisfactory to Bank and filing same in all public offices and jurisdictions wherever and whenever requested by Bank.

(c) Bank will, at any time after occurrence and during the continuance of an Event of Default hereunder have the right to take physical possession of the Collateral and to maintain such possession on Borrower’s premises or to remove the Collateral or any part thereof to such other places as Bank may desire. If Bank exercises such right, Borrower shall upon Bank’s request assemble the same and make it available to Bank at a place reasonably convenient to Bank. If any Inventory or Equipment is in the possession or control of any of Borrower’s agents or processors, Borrower shall at Bank’s request at any time whether before or after an Event of Default hereunder notify them of Bank’s security interest therein and, at Bank’s request, instruct them, after the occurrence and during the continuance of an Event of Default, to hold the same for Bank’s account and subject to Bank’s instructions.

(d) Borrower shall perform any and all further steps requested by Bank to perfect Bank’s security interest in Inventory or Equipment, such as leasing warehouses to Bank or its designee, placing and maintaining signs, appointing custodians, maintaining stock records and transferring Inventory to warehouses. A physical listing of all Inventory, wherever located, shall be taken by Borrower at least annually and whenever requested by Bank.

(e) Bank may (i) at any time, using its customary practices and procedures, in its own name or in the name of others communicate with account debtors in order to verify with them to Bank’s satisfaction the existence, amount and terms of any Accounts Receivable and the absence of any reductions, discounts, defenses or offsets with respect thereto or (ii) after the occurrence and during the continuance of an Event of Default, notify account debtors that Collateral has been assigned to Bank and that payments by such debtors shall be made directly to Bank. At Bank’s request Borrower will notify any or all such debtors of such assignment, give instructions and/or indicate on billings to such debtors that its Accounts Receivable shall be paid to Bank and/or supply such debtors with a copy of this Agreement.

(f) Bank shall, after the occurrence and during the continuance of an Event of Default have full power, in its own name or in the name of Borrower, to collect, endorse, compromise, settle sell or otherwise deal with any or all of the Collateral or proceeds thereof. Borrower hereby makes, constitutes and appoints any officer or agent of Bank as Borrower’s true and lawful attorney-in-fact, with power of substitution, to endorse the name of Borrower of any of its officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including under any policy of insurance on Collateral) or Collateral that may come into possession of Bank in full or part payment of any amounts owing to Bank; to sign and endorse the name of Borrower or any of its officers or agents upon any invoice; freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts Receivable, and any instruments or documents relating thereto or to Borrower’s rights therein; to give written notice to such offices and officials of the United States Postal Service to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Bank; to take any and all other actions necessary or appropriate to collect, compromise, settle, sell or otherwise deal with any or all of the Collateral or proceeds thereof; and to obtain, adjust, settle and cancel any insurance referred to herein; hereby granting to each said attorney-in-fact or his substitute full power to do any and all things necessary or appropriate to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that any said attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof; provided, however, that except to the extent reasonably necessary in connection with Bank’s usual and good faith administration of the Loans, the foregoing powers and appointment shall not be exercised until after the occurrence and during the continuance of an Event of Default

(g) Borrower hereby assigns to Bank all sums, including without limitation return of premiums, which may become payable under any policy of insurance on Collateral and direct each insurance company issuing any such policy to make payment thereof directly to Bank; provided that in the case of insurance proceeds as a result of a casualty loss, in the absence of a Default or an Event of Default, and provided that such proceeds are adequate in Bank’s judgment to repair or replace the property damaged, Borrower may use such proceeds to replace or restore such property.

(h) If any Accounts Receivable arise from contracts with the United States or any department, agency or instrumentality thereof, Borrower will immediately notify Bank thereof and execute any instruments and take any steps requested by Bank in order that all monies due and to become due thereunder shall be assigned to Bank and notice thereof given to the Federal authorities under the Federal Assignment of Claims Act.

(i) In its sole discretion, Bank may: (i) if Borrower shall fail to do so, discharge taxes and Liens levied or placed on Collateral; (ii) if Borrower shall fail to do so, pay for insurance thereon or the maintenance and preservation thereof; or (iii) if Borrower shall fail to make deposits in respect of FICA and withholding taxes referred to in Section 5, make such deposits or pay such taxes, in whole or in part, or set up such reserves as Bank shall in its sole discretion deem necessary in respect of Borrower’s liability therefor. Any amount so paid, deposited or reserved for shall constitute a loan for all purposes hereunder. Nothing herein shall be deemed to obligate Bank to do any of the foregoing and the making of any one or more such payments, deposits or reserves shall not constitute an agreement by Bank to take any further or similar action or a waiver of any right of Bank hereunder.

(j) Borrower will at all times keep accurate records of the Collateral and will permit Bank or its agents or representatives at any reasonable time during normal business hours and (other than during and after occurrence of a Default or an Event of Default, in which case no notice shall be required) upon reasonable notice to Borrower, and from time to time to visit Borrower’s places of business, without hindrance or delay, to inspect Inventory and examine, check, audit and make copies and abstracts from Borrower’s records and books of account (including without limitation minutes, and records, journals, orders, receipts and correspondence relating to Collateral, account debtors, transactions unrelated to Collateral and Borrower’s general financial condition, business and affairs); to immediately provide Bank with copies and extracts of information from its books and records to remove any of such books and records temporarily for the purpose of having copies made, if Borrower fails to immediately provide Bank with copies and extracts of information from its books and records; and to discuss with any of Borrower’s appropriate directors, officers and employees the Collateral and Borrower’s general financial condition, business and affairs. In connection with any such audits by Bank or its representatives, Borrower agrees to pay Bank its current audit fee, plus travel and other reasonable out of pocket expenses.

(k) Borrower hereby grants to Bank, for a term commencing on the date hereof and continuing so long as any of the obligations remain outstanding, at a rental of $ I.00 for such entire term, the right to the use of all premises or places of business which Borrower now or hereafter may have and where any Collateral may be located; PROVIDED THAT Bank agrees not to exercise such right except during the occurrence and continuation of an Event of Default.

(l) Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to Bank are fully paid and discharged, a non-exclusive, irrevocable, royalty-free (to Borrower and its affiliates) license in connection with Bank’s exercise of its rights hereunder, to use, apply or affix any trademark, serviceman, tradename, logo or the like and to use any patents, franchises, licenses, and goodwill in which Borrower now or hereafter has rights, which license may be used by Bank after the occurrence and during the continuance of a Default or an Event of Default. This license shall be in addition to, and not in lieu of, the inclusion of all of Borrower’s trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the related Collateral.

(m) If any Accounts Receivable are at any time evidenced by promissory notes, trade acceptances or other instruments for the payment of money, Borrower will immediately deliver the same to Bank appropriately endorsed to Bank’s order and, regardless of the form of such endorsement, Borrower hereby waive presentment, demand, notice of dishonor, protest, notice of protest and all other notices with respect thereto.

(n) If any of Borrower’s Inventory is held by any customer on consignment, then Borrower will promptly so notify Bank and will protect its (and Bank’s) interest therein by filing financing statements against such customer and sending prior notification of the consignment to such customer’s secured lenders (if any) and will furnish Bank with copies of such filings and notices. Borrower shall assign any such financing statements to Bank promptly upon request of Bank.

(o) In the event of the sale, exchange or disposition of any of the Collateral or any interest therein (and no such sale, exchange or other disposition is hereby authorized or consented to), Bank’s security interest shall nevertheless continue in such Collateral and in all proceeds thereof and the proceeds shall be paid over to Bank immediately, and shall be applied at Bank’s option to the payment of the Obligations; and Bank’s receipt of any such proceeds shall not be deemed or construed to be an authorization of or consent to any such sale, exchange or other disposition.

(p) Any and all deposits or other sums at anytime credited by or due from Bank to Borrower shall at all times constitute security for obligations and may be set-off against the Obligations at any time whether or not they are then due or other security held by Bank is considered by Bank to be adequate. Bank shall be entitled to presume, in the absence of clear and specific written notice to the contrary hereinafter provided by Borrower to Bank that any and all deposits maintained by Borrower with Bank are general accounts as to which no person or entity other than Borrower has any legal or equitable interest whatsoever. Any and all instruments, documents, policies and certificates of insurance, securities, securities entitlements, investment property, chattel paper, cash and the proceeds thereof (whether or not the same are Collateral or proceeds thereof) owned by Borrower or in which Borrower has an interest, which are now or hereafter in the control or possession of Bank or its affiliates or any third person acting on Bank’s behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or otherwise, shall constitute security for the Obligations.

(q) Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Bank. It is expressly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Bank and Borrower. Any Default of this Agreement by Borrower beyond any applicable grace or cure period, shall constitute, likewise, a default by Borrower and/of any other existing agreement with Bank, and any default by Borrower and/of any other agreement with Bank beyond any applicable grace or cure period, shall constitute an Event of Default hereunder. All Obligations of Borrower to Bank shall, at the option of Bank, become due and payable when payments become due and payable hereunder upon termination of the Agreement for any reason.

12. EVENTS OF DEFAULT. If any of the Events of Default set forth below shall occur and be continuing, Bank may, but shall not be obligated to make demand for payment and shall have all of the other rights and remedies set forth in this Agreement in addition to remedies otherwise available to secured party, at law or in equity, provided that all Obligations shall automatically become immediately due and payable without demand or notice on occurrence of one of the events described in 12(f) or 12(g):

(a) failure by Borrower to pay any amount due under this Agreement or any other Obligation when due, giving effect to any applicable grace period;

(b) failure by Borrower to perform, discharge, observe or comply with any Obligation other than for payment of money or the other events specifically enumerated in this Section 12 in accordance with the terms thereof, and continuation of such failure for ten (10) days from the earlier of Borrower’s knowledge of such failure or Bank’s notice to Borrower of such failure;

(c) any representation, warranty or statement of Borrower to Bank heretofore, now or hereafter made in connection with any obligation (including without limitation any made in any document certificate or reporting provided by Borrower hereunder) is found to have been false or misleading in any material respect as of the time when made;

(d) occurrence of any event of default beyond any applicable grace or cure period, under any other instrument evidencing or governing Indebtedness of Borrower to Bank (other than Obligations) now or hereafter outstanding or any Event of Default under any obligations of the Subordinated Lender to Bank;

(e) Borrower’s liquidation, termination, dissolution or ceasing to carry on actively any substantial part of its current business;

(f) commencement by Borrower of a voluntary proceeding seeking relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets; or its consent to any of the foregoing in an involuntary proceeding against it; or Borrower shall generally not be paying its debts as they become due or admit in writing its inability to do so; or an assignment for the benefit of, or the offering to or entering into by Borrower of any composition, extension, reorganization or other agreement or arrangement with, its creditors;

(g) commencement of an involuntary proceeding against Borrower seeking relief with respect to it or its debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets, which proceeding remains undismissed and unstayed for sixty (60) days; or entry of an order for relief against Borrower in any such proceeding;

(h) service upon Bank of a writ naming Bank as trustee for Borrower or of any other similar process of attachment;

(i) entry of any uninsured judgment or judgments against Borrower in an aggregate amount outstanding of $25,000.00 or more at any time;

(j) attachment of any Lien or Liens in an aggregate amount outstanding of $25,000.00 or more at any time, other than Permitted Liens upon material property of Borrower without Bank’s prior written consent;

(k) entry of any court order which enjoins, restrains or in any way prevents Borrower from conducting all or any material part of its business;

(l) any change of control of Borrower;

(m) any loss, theft, damage or destruction to or of any material asset(s) of Borrower not covered by insurance(above customary deductibles);

(n) reclamation or repossession of, or any action by a creditor to reclaim or repossess, any material asset(s) of Borrower;

(o) there shall occur and be continuing any Reportable Event which constitutes grounds for termination of or for appointment by a United States district court of a trustee to administer any Plan; the PBGC shall institute proceedings to terminate or to appoint a trustee to administer any Plan; a United States district court shall appoint a trustee to administer any Plan; or any Plan shall be terminated in circumstances giving rise to liabilities having a material adverse effect on Borrower’s financial condition;

(p) the occurrence of any of the foregoing events with respect to any guarantor, endorser or other surety of any of the Obligations as if such party were Borrower; or

(q) termination of, failure to make any payment required under or any other default under any guaranty of or other instrument or agreement securing any of the Obligations, after expiration of any applicable grace or cure periods.

13. BANK’S RIGHTS AND REMEDIES AFTER DEFAULT. During the continuance of a Default or an Event of Default, Bank may decline to make any or all further Loans hereunder. During the continuance of an Event of Default, (i) all Obligations shall become immediately due and payable at Bank’s option upon notice to Borrower, except that such acceleration shall be automatic and shall not require action or notice of any kind after occurrence of a default hereunder described in Section 12(f) or 12(g); (ii) Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on any letters of credit or outstanding on acceptances (if any) issued by Bank for Borrower’s account; (iii) Bank may proceed to enforce payment of any of the foregoing and shall have and may exercise any and all rights under the Uniform Commercial Code or-which are afforded to Bank herein or otherwise; (iv) all Obligations shall bear interest payable on demand at the rate per annum three percent (3.0%) in excess of the then applicable rates provided in Section 2 (the “Default Rate”); and (v) Bank may sell all or any part of the Collateral in one or more public or private sales, at such times and prices and upon such terms as Bank deems advisable in its sole discretion. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at its address set forth herein at least ten (10) days before the time of sale or other disposition. Bank may be the Purchaser at any such sale, if it is public, and in such event Bank shall have all rights of a good faith, bona fide Purchaser for value from a secured party after default. The proceeds of any sale may be applied (in whatever order and manner Bank elects in its sole discretion) to all costs and expenses of sale (including without limitation reasonable attorney’s fees and disbursements) and to the payment of Obligations, and any remaining proceeds shall be applied in accordance with Article 9 of the Uniform Commercial Code. Borrower shall remain liable to Bank for any deficiency.

14. ATTORNEYS FEES, INDEMNIFICATION, ETC.

(a) Borrower shall pay to Bank all reasonable counsel fees and other expenses incurred by Bank in connection with the preparation of this Agreement, together with all reasonable counsel fees and other expenses in connection with the administration or amendment of this Agreement, documents relating thereto or modifications thereof, and any and all expenses, including, but not limited to, a collection charge on all Accounts collected, and all reasonable attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Bank to collect the Obligations, or to obtain or enforce payment of any Account Receivable either as against the account debtor, Borrower or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings, and all costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank’s security, and shall be secured hereby. At its option, and without limiting any other rights or remedies, Bank may at any time, if Borrower fails to do so, pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrower and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Bank to protect its security, and all amounts expended by Bank in connection with any of the foregoing matters, including reasonable attorneys’ fees, shall be considered joint and several Obligations of Borrower and shall be secured hereby.

(b) Bank shall be authorized to make Loans hereunder by deposit of an proceeds into Borrower’s operating account with Bank, or in such other manner designated in the written request of Borrower made by any of the Persons whom Borrower may from time to time designate in appropriate certificates or resolutions delivered to Bank. All Loans shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf. Bank shall be further entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person(s), and with respect to all legal matters shall be entitled to rely on advice of legal counsel.

(c) In the absence of the gross negligence of or willful misconduct by Bank, neither Bank nor any attorney-in-fact pursuant to this Agreement shall be liable to Borrower or any other Person for any act or omission, any mistake of fact or any error of judgment in exercising any right or remedy granted herein.

(d) Bank shall be entitled to retain Collateral or require substitution therefor to the extent required to assure Bank of satisfaction of Borrower’s Obligations under this Section 14.

15. CAPITAL ADEQUACY. If after the date hereof, Bank determines in good faith that (i) the adoption, after the date hereof, of any applicable law, rule, or regulation regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (ii) any change, after the date hereof, in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (iii) compliance by Bank or its holding company with any request or directive of any such governmental authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Bank’s capital to a level below that which Bank could have achieved (taking into consideration Bank’s and its holding company’s policies with respect to capital adequacy immediately before such adoption, change, or compliance and assuming that Bank’s capital was fully utilized prior to such adoption, change, or compliance) but for such adoption, change, or compliance as a consequence of Bank’s making advances pursuant hereto by any material amount:

(a) Bank shall promptly, after Bank’s determination of such occurrence, give notice thereof to Borrower.

(b) Borrower, jointly and severally, shall pay to Bank as an additional fee from time to time, within thirty (30) days of demand therefor, such amount as Bank certified to be the amount that will compensate Bank for such reduction.

(c) A certificate of Bank claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to Bank, and the method by which such amounts were determined. In determining such amount, Bank may use any reasonable averaging and attribution method.

16. MISCELLANEOUS PROVISIONS.

(a) Notices by Bank under Section 2 may be in writing or by telephone (confirmed in writing). Unless otherwise specified herein, all notices hereunder shall be in writing, if to Borrower, addressed to Borrower at its address shown in the preamble to this Agreement, and if to Bank, at 28 State Street, Boston, Massachusetts 02110, Attention: Ruben V. Klein, Sr. Vice President, Commercial Lending Division. Written notices and communications shall be effective and shall be deemed received on the business day when delivered by hand or sent by confirmed facsimile transmission; on the next business day, if by commercial courier, and on the third business day after sending, if by registered or certified mail, postage prepaid.

(b) No failure to exercise and no delay in exercising on the part of Bank, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or remedy. Waiver by Bank of any right or remedy on any one occasion shall not be construed as a bar to or waiver thereof or of any other right or remedy on any future occasion. Without limiting the generality of the foregoing, Borrower expressly agree that no failure by Bank to detect or to communicate with Borrower or take action in response to any failure by Borrower to perform or observe any Obligation shall operate as a waiver of any right or remedy of Bank; Bank’s rights and remedies hereunder, under any agreement or instrument supplemental hereto or under any other agreement or instrument shall be cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

(c) The headings contained herein are for convenience only and shall not affect the construction hereof. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, to the fullest extent permitted by applicable law, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating to the Loans.

(d) This Agreement shall continue in full force and effect so long as any of the Obligations remains outstanding or has not been fully and finally paid, performed or satisfied. Upon final payment and full satisfaction of the Obligations and termination of Bank’s agreement to make loans under this Agreement, Bank agrees to promptly provide to Borrower appropriate terminations of security interests, discharges of mortgages, reassignments of trademarks and such other documents, instruments and agreements as are necessary to terminate Bank’s interests in property of Borrower.

(e) Borrower acknowledge that the transactions contemplated hereby are commercial transactions and waive, to the fullest extent they may do so under applicable law, such rights as they may have or hereafter have to notices and/or hearings under applicable Federal or state laws relating to exercise of any of Bank’s rights, including without limitation the right to deprive Borrower of or affect its use, possession or enjoyment of property prior to rendition of a final judgment against Borrower.

(f) The Obligations of Borrower referenced in this Agreement are expressly cross-defaulted, cross-terminated, cross-collateralized and cross-guarantied.

17. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Agreement shall take effect as a sealed instrument and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

(b) Borrower irrevocably submits to the non-exclusive jurisdiction of any federal or state court sitting in Boston, Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower agrees that any and all legal process which may be served in any suit, action or proceeding may be served by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower’s address shown herein and agrees that such service shall in every respect be deemed effective service upon Borrower.

(c) BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this Section 17, has consulted legal counsel; understand the rights it is granting in this Agreement and is waiving in this Section 17 in particular; and makes the above waiver knowingly, voluntarily and intentionally.

(d) This Agreement is executed as an agreement under seal within The Commonwealth of Massachusetts as of the date set forth on page one of this Agreement.

WITNESS	BORROWER TECHNIPOWER LLC

/s/ Allison E. Bertorelli	By: /s/ Anthony F. Intino II

BANK CITIZENS BANK OF MASSACHUSETTS

By: /s/ Ruben V. Klein Ruben V. Klein, Sr. Vice President

REVOLVING NOTE

1. DEFINED TERMS. As used in this Revolving Note (the “Note”), the following terms shall have the following meanings:

1.1	Borrower:	TECHNIPOWER LLC 14 Commerce Drive Danbury, CT 06810

1.2	Lender:	CITIZENS BANK OF MASSACHUSETTS 28 State Street Boston, MA 02109

1.3	Loan Amount:	Not to exceed $1,500,000.00

1.4	Interest Rate:	See Section 3 below.

1.5	Maturity Date:	June 1, 2007

1.6	Loan Agreement:	A certain Loan and Security Agreement of even date herewith by and between Borrower and Lender.

1.7	Loan, Loan Documents and Event of Default

shall have the same meanings as in the Loan Agreement. The Loan Documents are incorporated herein by reference. All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.

2. DEBT: For value received, Borrower hereby promises to pay to the order of Lender the Loan Amount, or so much as has been advanced by Lender from time to time pursuant to the Loan Agreement, together with interest on all unpaid balances from the date of such advances made under this Note at the interest rate set forth in this Note, together with all other amounts due hereunder or under the Loan Documents. The Loan is a revolving line of credit loan, such that Borrower may from time to time, borrow and re-borrow principal under the Note so long as the outstanding aggregate revolving loans do not exceed the Credit Limit then in effect as set forth in the Loan Agreement.

3. INTEREST: During the term of this Note the aggregate outstanding principal amount outstanding under the an shall accrue interest at a floating per annum rate of interest equal to the Prime Rate.

4. PAYMENTS: Borrower shall make payments of interest only on the amounts advanced by Lender under this Note monthly in arrears while any part of the indebtedness evidenced hereby is unpaid on the first day of the month following the date of this Agreement (the “First Payment Date”) and thereafter on each monthly anniversary of the First Payment Date. Payments of principal shall be made from time to time as required pursuant to the Loan Agreement. Upon the Maturity Date, Borrower shall pay to Lender the entire then unpaid balance of principal and interest under this Note. Any payments on this Note, whether such payment is of a regular installment or represents a prepayment (if permitted hereunder), shall be made in currency of the United States of America, in immediately available funds, to Lender at Lender’s address set forth or at such other address as Lender may from time to time designate in writing.

5. DEFAULT INTEREST: After an Event of Default, at the election of the Lender, interest shall accrue at a per annum rate equal to the sum of the Prime Rate and three (3.0%) percent.

6. DELINQUENCY CHARGES: Overdue principal and interest payments shall be subject to a late charge of three percent (3.0%) (which such charge (i) shall only apply to the overdue portion of such principal and interest and (ii) shall only be payable if and only if the overdue portion of such principal and interest remains unpaid for 10 calendar days after the date on which it was originally due to be paid). Such amount shall be secured by the Security Agreement. Borrower agrees that any such delinquency charges shall not be deemed to be additional interest or penalty, but shall be deemed to be liquidated damages because of the difficulty in computing the actual amount of damages in advance.

7. COSTS AND EXPENSES UPON DEFAULT: After default, in addition to outstanding principal, accrued interest and delinquency charges, Lender shall be entitled to collect all of its costs of collection, including, but not limited to, reasonable attorney’s fees and expenses, incurred in connection with the protection or realization of collateral or in connection with any of Lender’s collection efforts, whether or not suit on this Note is filed, and all such costs and expenses shall be payable on demand and until paid shall also be secured by the Security Agreement and the other Loan Documents.

8. APPLICATION OF PAYMENTS: Unless an Event of Default has occurred, all payments hereunder shall be applied first to delinquency charges, costs of collection and enforcement and other similar amounts due, if any, under this Note and under the other Loan Documents, then to interest which is due and payable under this Note and the remainder, if any, to principal due and payable under this Note. If an Event of Default has occurred, such payments may be applied to sums due under this Note or under the other Loan Documents in any order and combination that Lender may, in its sole and absolute discretion, determine.

9. PERMITTED PREPAYMENT: The Borrower shall have the right to prepay the Loan in whole or in part, at any time and to re-borrow such amounts as permitted by the terms of the Loan Agreement.

10. COSTS; ILLEGALITY OF LOAN: In addition to principal, interest and delinquency charges, Borrower shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and all reasonable expenses and disbursements of counsel, in connection with the protection, realization or enforcement of any of Lender’s rights against Borrower and against any collateral given Lender to secure this Note or any other liabilities of Borrower to Lender (whether or not suit or foreclosure is instituted by or against Lender).

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Borrower hereby agrees to pay to Lender on demand (i) all costs and expenses of Lender in connection with, and any stamp or other taxes or charges (including filing fees) payable with respect to, this Note and the enforcement hereof; and (ii) any amount necessary to compensate it for (a) any losses or costs (including funding costs) sustained by it as a consequence of any default by Borrower hereunder;; and (b) any increased costs Lender may sustain in maintaining the borrowing evidenced hereby due to the introduction of, or any change in, law or applicable regulations (including the interpretation thereof) or due to the compliance by Lender with any guideline or request from any central bank or governmental authority. In addition, if it shall become unlawful, or any central bank or other governmental authority shall assert it to be unlawful, for Lender (or any bank which is directly or indirectly funding Lender with respect to the Loan) to maintain the borrowing evidenced hereby, Borrower agrees to prepay this Note in full together with accrued interest and other amounts payable hereunder on demand.

11. WAIVERS: BORROWER AND EACH GUARANTOR OF THIS NOTE SEVERALLY AND IRREVOCABLY WANE THEIR RESPECTIVE RIGHTS TO NOTICE AND HEARING TO THE EXTENT PERMITTED BY LAW OF ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE, and, further, severally and irrevocably waive presentment for payment, demand, notice of nonpayment, notice of intention to accelerate the maturity of this Note, diligence in collection, commencement of suit against any obligor, notice of protest, and protest of this Note and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, before or after the maturity of this Note, with or without notice to Borrower, and agree that Borrower’s liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Lender. Borrower consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral for this Note, or any part thereof, with or without substitution of said collateral. Any delay on the part of Lender in exercising any right under this Note shall not operate as a waiver of any such right, and any waiver granted or consented to on one occasion shall not operate as a waiver in the event of any subsequent default.

BORROWER AND EACH GUARANTOR HEREBY SEVERALLY AND IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDINGS HEREAFTER INSTITUTED BY OR AGAINST BORROWER OR ANY GUARANTOR IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE, INCLUDING ALL LOAN DOCUMENTS.

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12. NO USURY: Lender and Borrower intend to comply at all times with applicable usury laws. If at any time such laws would ever render usurious any amounts called for under this Note or the other Loan Documents, then it is Borrower’s and Lender’s express intention that Borrower shall not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 12 shall control over all other provisions of this Note and the Loan Documents which may be in apparent conflict herewith, that such excess amount shall be credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by Lender to Borrower), and the provisions hereof shall be reformed and the amounts thereafter collectible under this Note reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable law, but so as to permit the recovery by Lender of the fullest amount otherwise called for under this Note. Any such crediting or refund shall not cure or waive any default by Borrower under this Note or the other Loan Documents. If at any time following any reduction in the interest rate payable by Borrower there remains unpaid any principal amount under this Note and the maximum interest rate allowed by applicable law is increased or eliminated, then the interest rate payable under this Note shall be readjusted, to the extent not prohibited by applicable law, so that the dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by Borrower without giving effect to the reduction in interest resulting from compliance with applicable usury laws. Borrower agrees that in determining whether or not any interest payable under this Note or the other Loan Documents exceeds the highest rate allowed by law, any non-principal payment (except payments specifically stated in this Note or in the other Loan Documents to be “interest”), including, without limitation, prepayment fees and delinquency charges, shall, to the maximum extent allowed by law, be an expense, fee or premium rather than interest. The term “applicable law”, as used in this Note shall mean the laws of The Commonwealth of Massachusetts, the state in which the Collateral is located (if other than The Commonwealth of Massachusetts) or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

13. ACCELERATION AND OTHER REMEDIES: If:

(a)	Borrower fails to pay any sum within five (5) days of when due under this Note; or

(b)	an “Event of Default”, as said term is defined in the Loan Agreement or any other Loan Document (including any applicable grace or cure periods), occurs;

then, in accordance with the terms and conditions of the Loan Agreement, Lender may, at its option, declare the entire unpaid balance of this Note together with interest accrued thereon, to be immediately due and payable and Lender may proceed to exercise any rights or remedies that it may have under this Note, the Loan Agreement, the other Loan Documents or such other rights and remedies which Lender may have at law, equity or otherwise.

14. JOINT AND SEVERAL LIABILITY: The liabilities of Borrower and any guarantor of this Note are joint and several; provided, however, the release by Lender of Borrower or any one or more guarantor shall not release any other person obligated on account of this Note. Each reference in the within Note to Borrower and any guarantor is to such person individually and also to all such persons jointly. No person obligated on account of this Note may seek contribution from any other person also obligated unless and until all liabilities to Lender from the person from whom contribution is sought have been satisfied in full.

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15. SUCCESSORS AND ASSIGNS: This Note shall be binding upon Borrower and upon its respective heirs, successors, assigns and representatives, and shall inure to the benefit of Lender and its successors, endorsees, and assigns.

16. SECURITY: This Note is secured by the other Loan Documents, including, but not limited to the Security Agreement, and all amendments, modifications, supplements, substitutions, additions, renewals, replacements and extensions thereof. Any and all deposits or other sums at any time credited by or due from Lender to Borrower and any cash, securities, instruments, or other property of Borrower which now or hereafter are at any time in the possession or control of Lender, constitute additional security to Lender for the liabilities of Borrower to Lender including, without limitation, the liability evidenced hereby, and may be applied or set off by Lender against such liabilities at any time from and after an Event of Default hereunder whether or not other collateral is available to Lender.

17. COLLECTION: Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Lender and handled by collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Lender except to the extent that actual cash proceeds of such instrument are unconditionally received by Lender and applied to this indebtedness in the manner elsewhere herein provided.

18. AMENDMENTS: This Note may be changed or amended only by an agreement in writing signed by the party against whom enforcement is sought.

19. GOVERNING LAW; SUBMISSION TO JURISDICTION: This Note is given to evidence debt for business or commercial purposes, is being delivered to Lender at one of its offices in The Commonwealth of Massachusetts and shall be governed by and construed under the laws of said Commonwealth. Borrower, each partner, or any partner of such partner, officer, director and employee of Borrower, hereby submit to personal jurisdiction in said Commonwealth for the enforcement of Borrower’s obligations hereunder, under the Loan Agreement and under the other Loan Documents, and waive any and all personal rights under the law of any other state to object to jurisdiction within such Commonwealth for the purposes of litigation to enforce such obligations of Borrower. In the event such litigation is commenced, Borrower agrees that service of process may be made, and personal jurisdiction over Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower at the address set forth in the preamble to this Note.

20. CAPTIONS: All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

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IN WITNESS WHEREOF, this Note has been executed and delivered under seal the 3 day of May, 2006.

WITNESS	BORROWER TECHNIPOWER LLC

/s/ Allison E. Bertorelli	By: /s/ Anthony F. Intino II

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AMENDMENT NO. 1
TO
LOAN AND SECURITY AGREEMENT
August  ___, 2006

PREAMBLE. This Amendment No. 1 to Loan and Security Agreement is made as of the date set forth above between TECHNIPOWER LLC, a Delaware limited liability company with a mailing address of 14 Commerce Drive, Danbury, CT 06810 (`Borrower”) and CITIZENS BANK OF MASSACHUSETTS, a Massachusetts bank having an address of 28 State Street, Boston, Massachusetts 02109 (“Bank”).

1. RECITALS. Borrower has requested that Bank consent to a transaction pursuant to which Solomon Technologies, Inc. (“SOLM”) will acquire all of the issued and outstanding equity interests of Borrower from the owners of Borrower (the “Transaction”). Bank is willing to consent to the Transaction and deliver that certain Consent to Transaction and Affirmation, dated as of the date hereof, but only on the terms and conditions set forth herein.

2. AMENDMENT. For good and valuable consideration received, Section 9 of the Loan and Security Agreement by and between Bank and Borrower, dated as of May 3, 2006 (the “Loan Agreement”) is hereby amended by adding subsection (m) as follows:

(m) Use the proceeds of any loans advanced under the Loan Agreement to make Distributions, loans or other advances to SOLM for the general working capital purposes of SOLM, except to the extent that such Distributions, loans or other advances to SOLM would otherwise qualify as Permitted Distributions under the an Agreement.

3. AFFIRMATION. Except as expressly modified hereby, all terms and conditions of the Loan Agreement and any ancillary documents executed in connection with the Loan Agreement shall remain in full force and effect and are hereby ratified and confirmed by Borrower. All assets of the Borrower remain subject to the first perfected security interest granted by Borrower to Bank.

4. EXECUTION. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

5. AMENDMENT FEE. Borrower authorizes Bank to charge its deposit account with Bank for an amendment fee in the amount of $1,000.00 in connection with this Amendment.

Signature Page Follows

SIGNATURE PAGE
TO
AMENDMENT NO. 1 TO THE LOAN AND SECURITY AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Amendment on the day and year first above written.

LENDER CITIZENS BANK OF MASSACHUSETTS /s/ Ruben V. Klein By: Ruben V. Klein Title: SVP BORROWER TECHNIPOWER LLC /s/ Anthony F. Intino II By: Anthony F. Intino II Title: President

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